Exhibit 99(d)



                     FORM 11-K


                   UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION
              Washington, D.C. 20549


(Mark One)

[X]  ANNUAL REPORT PURSUANT TO SECTION 13 or 15(d) OF
     THE SECURITIES EXCHANGE ACT OF 1934


For the fiscal year ended       December 31, 2001
                          -----------------------------

                          OR

[ ]  TRANSITION REPORT PURSUANT TO SECTION 13 or 15(d)
     OF THE SECURITIES EXCHANGE ACT OF 1934


For the transition period from            to
                               ----------    ----------

Commission file number       1-7910
                       --------------------------------





	TOSCO CORPORATION CAPITAL ACCUMULATION PLAN
                (Full title of the Plan)





               PHILLIPS PETROLEUM COMPANY
             (Name of issuer of securities)





       Bartlesville, Oklahoma                 74004
(Address of principal executive office)      (Zip code)

FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements
    --------------------

Financial statements of the Tosco Corporation Capital
Accumulation Plan, filed as a part of this annual report, are listed in the accompanying index.

(b) Exhibits
    --------

Exhibit 1  Consent of Ernst & Young LLP.

Exhibit 2  Consent of PricewaterhouseCoopers LLP.


                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Tosco Corporation Capital Accumulation Plan Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       TOSCO CORPORATION
                                   CAPITAL ACCUMULATION PLAN



                                     /s/Rand C. Berney
                               ----------------------------------
                                        Rand C. Berney
                                            Member
                                      Tosco Corporation
                                  Capital Accumulation Plan
                                          Committee

June 19, 2002

-----------------------------------------------------------------
Index To Financial Statements                   Tosco Corporation
And Schedule                            Capital Accumulation Plan


                                                             Page

Report of Ernst & Young LLP .................................   3

Report of PricewaterhouseCoopers LLP ........................   4

Financial Statements

  Statement of Net Assets Available for Benefits
    at December 31, 2001 and 2000 ...........................   5

  Statement of Changes in Net Assets Available for Benefits
    for the Year Ended December 31, 2001 ....................   6

  Notes to Financial Statements .............................   7


Supplemental Schedule

  Schedule of Assets (Held at End of Year)
    as of December 31, 2001, Schedule H, Line 4i.............  14

--------------------------------------------------------------------
Report Of Independent Auditors


The Capital Accumulation Plan Committee
Tosco Corporation Capital Accumulation Plan

We have audited the accompanying statement of net assets available for benefits of the Tosco Corporation Capital Accumulation Plan
(Plan) as of December 31, 2001, and the related statement of changes in net assets for the year then ended. These financial statements are the responsibility of the Capital Accumulation Plan Committee (Committee). Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Committee, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2001 financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2001, and the changes in its net assets available for benefits for the year then ended, in conformity with accounting principles generally accepted in the United States.

Our audit was performed for the purpose of forming an opinion on the 2001 financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2001 is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Committee. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.


                                             /s/ Ernst & Young LLP

                                                 ERNST & YOUNG LLP

Tulsa, Oklahoma
June 19, 2002

                 Report of Independent Accountants


To the Participants and Plan Administrator
Tosco Corporation Capital Accumulation Plan

In our opinion, the accompanying statement of net assets available for benefits presents fairly, in all material respects, the net assets available for benefits of the Tosco Corporation Capital Accumulation Plan (the "Plan") at December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Plan's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.




/s/ PricewaterhouseCoopers LLP


Phoenix, Arizona
June 19, 2002

-----------------------------------------------------------------
Statement Of Net Assets                         Tosco Corporation
Available For Benefits                  Capital Accumulation Plan



                                             Thousands of Dollars
                                             --------------------
                                                 2001        2000
At December 31                               --------------------

Assets
Investments
  Vanguard PRIMECAP Fund                     $116,204     132,180
  Vanguard Wellington Fund                     52,503      45,226
  Vanguard Federal Money Market Fund           27,441      22,578
  Vanguard 500 Index Fund                      71,023      71,877
  Vanguard Long-Term Treasury Fund             12,211       8,997
  Vanguard International Growth Fund           11,697      12,954
  Vanguard Explorer Fund                        1,784           -
  Vanguard Total Bond Market
    Index Fund                                  2,929           -
  Vanguard Extended Market Index Fund             805           -
  American Express Income Fund                 43,037      39,889
  Credit Suisse Warburg Pincus
    Value II                                    7,024       5,715
  Phillips Petroleum Company
    common stock                              104,347       2,820
  Tosco Corporation common stock                    -      62,432
  Loans to Plan participants                    7,583       7,443
-----------------------------------------------------------------
                                              458,588     412,111
Contributions receivable                           10          24
-----------------------------------------------------------------
Total Assets                                  458,598     412,135
-----------------------------------------------------------------

Net Assets Available for Benefits            $458,598     412,135
=================================================================
See Notes to Financial Statements.

-----------------------------------------------------------------
Statement Of Changes In Net                     Tosco Corporation
Assets Available For Benefits           Capital Accumulation Plan


                                                        Thousands
                                                       of Dollars
Year Ended December 31, 2001                           ----------

Additions
Contributions
    Company                                              $ 27,827
    Participants                                           33,535
    Rollovers                                               1,368
-----------------------------------------------------------------
                                                           62,730
-----------------------------------------------------------------

Investment Income
  Interest and dividend income                             11,790
  Interest on participant loans                               637
  Net depreciation in fair value
    of investments                                         (5,723)
-----------------------------------------------------------------
                                                            6,704
-----------------------------------------------------------------

Total                                                      69,434
-----------------------------------------------------------------

Deductions
Distributions to
  Participants or Their
  Beneficiaries                                            22,953
Other, net                                                     18
-----------------------------------------------------------------
Total                                                      22,971
-----------------------------------------------------------------

Net Change                                                 46,463

Net Assets Available for Benefits
Beginning of Year                                         412,135
-----------------------------------------------------------------

End of Year                                              $458,598
=================================================================
See Notes to Financial Statements.

-----------------------------------------------------------------
Notes To Financial Statements                   Tosco Corporation
                                        Capital Accumulation Plan


Note 1--Plan Description

The following describes the Tosco Corporation Capital
Accumulation Plan (the Plan) at December 31, 2001, subject to and qualified by the more complete information appearing in the Plan document as of that date.

General
The Plan, established in 1976, and amended and restated at various times, is a defined contribution, 401(k) profit sharing plan, covering eligible, full-time employees of Tosco Corporation (Tosco) and subsidiaries (Sponsor). On September 14, 2001, Tosco was merged with a subsidiary of Phillips Petroleum Company (Phillips), as a result of which Tosco became a wholly owned subsidiary of Phillips. The outstanding common stock of Tosco was converted into 0.8 shares of Phillips common stock. Highly compensated employees (employees who made more than $85,000 in 2001) can enroll in and contribute to the Plan after one continuous year of employment with the Sponsor. All other eligible employees can enroll in and contribute to the Plan in the month following their date of hire, but must complete one continuous year of service to receive company contributions. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and the Internal Revenue Code, as amended by the Tax Reform Act of 1986 and subsequent legislation.

The Sponsor has a trust agreement with the Vanguard Fiduciary Trust Company (Vanguard). Vanguard is also maintaining the individual participant account records and serving as custodian for the Plan's investments. Additionally, the Sponsor has an auxiliary trust agreement with the American Express Trust Company (American Express), which appoints them trustee of the American Express Income Fund. The Plan is administered by the Capital Accumulation Plan Committee, the members of which are appointed by the Board of Directors of Phillips. The Plan Benefits Administrator is appointed by the Tosco Board of Directors and the Plan Financial Administrator is the person who occupies the position of Treasurer of Phillips. Members of the Committee and the Plan Administrators serve without compensation, but are reimbursed by the Sponsor for necessary expenditures incurred in the discharge of their duties.

Contributions
Participants may contribute between 2 and 15 percent of their eligible compensation (up to $170,000 in 2001) to the Plan on a pretax basis, after-tax basis, or a combination of both, in 1 percent increments. Pretax contributions could not exceed $10,500 in 2001. After a participant has completed one year of continuous service, the Sponsor contributes an amount equal to the first 6 percent of compensation contributed by a participant during each pay period (Matching Contribution). The Matching Contribution level is reduced from 100 percent to 75 percent if an employee has participated in the Plan for less than five years, unless certain conditions are met.

Also after the completion of one year of continuous service, the Sponsor makes additional non-matching contributions of 5 percent (Pension Contribution) and 2 percent (Profit Sharing Contribution) of eligible compensation (up to $170,000 in 2001) to certain participants. The Pension Contribution is made to certain eligible employees who do not participate in the Tosco Pension Plan, a defined benefit pension plan. The Profit Sharing Contribution is made to certain eligible employees, as defined by the Plan. The Pension Contribution and Profit Sharing Contribution are available for withdrawal when a participant retires or ceases employment with the Sponsor. Effective
January 1, 1998, the Plan was amended so that the Profit Sharing Contribution will not be offered to employees who were not receiving the contribution as of December 31, 1997. The Plan was amended effective January 1, 2002, to discontinue the Profit Sharing Contribution.

Participant investment choice dictates the allocation of the Sponsor's contributions. Earnings on investments held by the Plan in the name of a participant are automatically invested in the respective fund from which the earnings were derived.

Participant Accounts
Separate accounts are maintained for each participant. Each participant's account is directly credited with the participant's contribution, the Sponsor's matching contribution, and the Sponsor's pension and profit sharing contributions, if applicable. Net earnings from investments in investment funds, which include appreciation (depreciation) in fair value, are allocated to each participant's account based on the ratio of that participant's account balance by investment fund to the total of the investment fund portion of all participants' account balances. The benefit to which a participant is entitled is solely that which can be provided from the participant's account.

Vesting
Employees are immediately vested in their individual and in the Matching and Profit Sharing Contributions, including earnings thereon. Employees hired prior to January 1, 2000, are 100 percent vested in any Pension Contributions. Employees hired on or after January 1, 2000, become vested in Pension
Contributions based on their years of service as follows:

Years of Service                                   Percent Vested
----------------                                   --------------
Fewer than 2                                                    -%
2                                                              25
3                                                              50
4                                                              75
5 or more                                                     100
-----------------------------------------------------------------


Loans to Participants
The Plan, with certain limitations, may make loans to participants with an interest rate approximately equal to the prime interest rate on the original date, plus 1 percent. A loan from the Plan will be made for up to the lesser of 100 percent of the participant's pretax contributions or 50 percent of the participant's total account balance, with a maximum of $50,000 and a minimum of $1,000. The maturity on these loans cannot exceed five years. Participants are required to pay all loan origination and administrative fees. All interest payments made under the terms of the loan will be credited to the participant's account and not considered general earnings of the Plan. Participants' loans are repaid through payroll deductions and are collateralized by the participants' vested account balances. Loans outstanding are included in loans to Plan participants in the accompanying financial statements.

Payment of Benefits
Benefits of the Plan are payable upon reaching normal retirement, early retirement, termination, or in the event of death or disability. Benefits may be provided through the purchase of a 50 percent joint and survivor annuity (in the case of a married participant) or a life annuity (in the case of a single participant). Participants may also elect to receive benefits in a lump sum, another form of annuity or any other form approved by the Committee of the Plan. Married participants may not elect such other forms without the consent of their spouse. Any whole shares of stock in a participant's stock fund account may be distributed in the form of shares of stock at the participant's discretion. All other amounts, including fractional shares of stock, will be distributed to the participant in cash.

Administration Fees
All Plan investment management fees are paid from the investment earnings of the individual investment funds and all other administration fees are paid by the Sponsor and are not reflected in the Plan's financial statements.


Note 2--Significant Accounting Policies

Basis of Presentation
The Plan's financial statements are presented on the accrual basis of accounting.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes and schedule. Actual results could differ from those estimates and assumptions.

Reclassification
Certain amounts in the 2000 financial statements have been reclassified to conform with the 2001 presentation.


Note 3--Investments

Participants may designate, in 5 percent increments, the portion of his or her contribution to be placed in various investment funds. Loan repayments are allocated to these funds based on the participant's current contribution designation.

Valuation

The Plan's investments are stated at fair value. Common stock and mutual fund securities are valued at their quoted market price. Common collective trust fund holdings are valued at contract value, plus accrued income, which approximates fair value. Participant loans are valued at cost, which approximates fair value. Purchases and sales of investments are recorded on a trade date basis.

Appreciation (Depreciation)

During 2001, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows:

                                                        Thousands
                                                       of Dollars
                                                       ----------

Vanguard PRIMECAP Fund                                   $(19,213)
Vanguard Wellington Fund                                   (1,702)
Vanguard 500 Index Fund                                    (9,587)
Vanguard Long-term Treasury Fund                             (190)
Vanguard International Growth Fund                         (2,654)
Vanguard Explorer Fund                                         27
Vanguard Total Bond Market Index Fund                         (16)
Vanguard Extended Market Index Fund                           (42)
Credit Suisse Warburg Pincus Value II                        (121)
Phillips Petroleum Company common stock                     5,218
Tosco Corporation common stock                             22,557
-----------------------------------------------------------------
                                                         $ (5,723)
=================================================================


Note 4--Tax Status

The Internal Revenue Service (IRS) determined on September 21, 1995, that the Plan, as amended through December 19, 1994, is qualified under Section 401(a) of the Internal Revenue Code of 1986 and the Trust is exempt from federal income tax under
Section 501(a). Subsequent amendments have been adopted, but are not expected to affect the qualified status of the Plan. The Committee is not aware of any activity that would affect the qualified status of the Plan.


Note 5--Plan Termination

Although it has not expressed any intent to do so, the Sponsor has the right, under the Plan, to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. Upon termination, the Plan's assets would be distributed to the participants, as soon as possible and legally permitted, on the basis of their account balances existing on the date of termination, as adjusted for investment gains and losses.

Note 6--Party-In-Interest Transactions

Certain investments of the Plan are in shares of mutual funds managed by Vanguard. As Vanguard is the Plan's trustee, these transactions qualify as party-in-interest transactions. As American Express is the trustee of the American Express Income Fund, American Express also qualifies as a party-in-interest. In addition, certain Plan investments are in Phillips' common stock or were in Tosco Corporation common stock prior to September 14, 2001. These transactions also qualify as party-in-interest transactions.

During the year ended December 31, 2001, the Sponsor paid administrative expenses totaling $83,877 on behalf of the Plan.


Note 7--Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits as of December 31, 2001 and 2000, as reflected in these financial statements, to the amounts reflected in the Plan's Form
5500:

                                             Thousands of Dollars
                                             --------------------
                                                 2001        2000
                                             --------------------
Net assets available for benefits as
  reported in the financial statements       $458,598     412,135
Amounts allocated to withdrawing
  Participants at December 31                    (469)     (1,264)
-----------------------------------------------------------------
Net assets available for benefits
  as reported in the Form 5500               $458,129     410,871
=================================================================


The following is a reconciliation of distributions to participants for the year ended December 31, 2001, as reflected in these financial statements, to the amount reflected in the Plan's Form 5500:

                                                     Thousands of
                                                          Dollars
                                                     ------------
Distributions to participants as reported
   in the financial statements                            $22,953
Amount allocated to withdrawing participants
  at December 31, 2001                                        469
Amount allocated to withdrawing
  participants at December 31, 2000                        (1,264)
-----------------------------------------------------------------
Distributions to participants as reported
  in the Form 5500                                        $22,158
=================================================================

Note 8--Subsequent Events

Effective January 1, 2002, the Plan was amended to make all employees not covered by a collective bargaining agreement ineligible to make or receive any contribution except the Pension
Contribution.

On March 12, 2002, stockholders of Phillips and Conoco Inc. approved a merger of the two companies to form ConocoPhillips. The merger is conditioned upon, among other things, customary regulatory clearances and is expected to close in the second half of 2002. Under the terms of the merger agreement, each outstanding Phillips share, including all those held by the Plan, will automatically be converted into a share of the new ConocoPhillips common stock.


-----------------------------------------------------------------------------
Schedule of Assets (Held at End of Year)                    Tosco Corporation
Schedule H, Line 4i                                 Capital Accumulation Plan

At December 31, 2001


(a)(b) Identity of   (c) Description of investment    Thousands of Dollars
issue, borrower,     including maturity date,      --------------------------
lessor, or similar   rate of interest, collateral, (d) Historical (e) Current
party                par or maturity value                   Cost       Value
-------------------- ----------------------------- -------------- -----------
Phillips Petroleum   Common Stock, $1.25 par
  Company*             value, 1,731,609 shares                 **    $104,347
-----------------------------------------------------------------------------
The Vanguard Group*  2,255,514 units, Vanguard
                       PRIMECAP Fund                           **     116,204

                     1,926,008 units, Vanguard
                       Wellington Fund                         **      52,503

                     27,441,162 units, Vanguard
                       Federal Money Market Fund               **      27,441

                     670,727 units, Vanguard
                       500 Index Fund                          **      71,023

                     1,134,848 units, Vanguard
                       Long-Term Treasury Fund                 **      12,211

                     779,245 units, Vanguard
                       International Growth Fund               **      11,697

                     29,573 units, Vanguard
                       Explorer Fund                           **       1,784

                     228,806 units Vanguard
                       Total Bond Market Index Fund            **       2,929

                     34,882 units, Vanguard
                       Extended Market Index Fund              **         805
-----------------------------------------------------------------------------
                                                                      296,597
-----------------------------------------------------------------------------

American Express*    43,037,361 units, American Express
                       Income Fund                             **      43,037

Warburg Pincus       524,599 units, Credit Suisse
                       Warburg Pincus Value II                 **       7,024

Tosco Corporation
  Capital
  Accumulation Plan* Loans to Plan Participants
                     at 7 percent to 10 percent                 -       7,583
-----------------------------------------------------------------------------
                                                                     $458,588
=============================================================================
 *Party-in-interest
**Historical cost information is not required for participant-directed investments.


                                                        Exhibit 1




                 CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 on Form S-4, Post-Effective Amendment No. 1, File No. 333-55932) pertaining to the Tosco Corporation Capital Accumulation Plan and in the related Prospectus of our report dated June 19, 2002, with respect to the financial statements and schedule of the Tosco Corporation Capital Accumulation Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2001.



                                  /s/ Ernst & Young LLP

                                      ERNST & YOUNG LLP

Tulsa, Oklahoma
June 19, 2002

                                                        Exhibit 2




                CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 to the Form S-4, Post-Effective Amendment No. 1 (Registration No. 333-55932) of the Tosco
Corporation Capital Accumulation Plan and in the related
Prospectus of our report dated June 19, 2002, relating to the financial statement of the Tosco Corporation Capital Accumulation
Plan at December 31, 2000, which appears in this Form 11-K.




/s/ PricewaterhouseCoopers LLP


Phoenix, Arizona
June 19, 2002